Exhibit 5

Opinion of Counsel

August 12, 2004

Axsys Technologies, Inc.
175 Capital Boulevard, Suite 103
Rocky Hill, Connecticut 06067

Re:	175,000 Shares of Common Stock $0.01 Par Value Per Share Issued Pursuant to the Axsys Technologies, Inc. 401(k) Plan

Ladies and Gentlemen:

     We are acting as counsel for Axsys Technologies, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale of up to 175,000 shares of Common Stock, $0.01 par value per share (the “Common Stock”), of the Company (the “401(k) Plan Shares”) pursuant to the Company 401(k) Plan (the “401(k) Plan”).

     In rendering this opinion, we have examined such documents and records, including an examination of originals or copies certified or otherwise identified to our satisfaction, and matters of law as we have deemed necessary for purposes of this opinion. Based upon the foregoing and subject to the qualifications and limitations stated herein, we are of the opinion that:

     (a) The shares of Common Stock that may after the date hereof be issued pursuant to the 401(k) Plan will be, when issued in accordance with the 401(k) Plan, duly authorized, validly issued, fully paid, and nonassessable so long as a) the issuance of any newly issued shares, is, prior to any such issuance, duly authorized, and b) the consideration received or to be received by the Company is valid and sufficient.

     (b) The participations in the 401(k) Plan to be extended to participants in the 401(k) Plan will be, when extended in accordance with the 401(k) Plan, validly issued.

     Our examination of matters of law in connection with the opinions expressed herein has been limited to, and accordingly our opinions herein are limited to, the General Corporation Law of the State of Delaware, including the applicable provisions of the Constitution of the State of Delaware and the reported judicial decisions interpreting such law. We express no opinion with respect to any other law of the State of Delaware or any other jurisdiction.

     We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement on Form S-8 (the “401(k) Plan Registration Statement”) filed by the Company to effect registration of the 401(k) Plan Shares under the Securities Act of 1933 (the “Act”). In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day